UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Rule 14a-12
SUN HEALTHCARE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Sun Healthcare Group
Acquisition Communication
All-Employee Pre-recorded Call Script

Hello everyone, this is Bill Mathies, chairman and CEO of Sun Healthcare Group. I appreciate you all making time to listen to this company update.

Today we announced that we entered into an agreement for the acquisition of Sun Healthcare Group by Genesis HealthCare – a well-known and respected, Pennsylvania-based, post-acute care provider.

While news of this transaction may come as a surprise, we are welcoming it as an opportunity to strengthen our business lines and enhance our collective ability to focus on providing the highest quality patient care. Like Sun, Genesis operates a predominantly leased portfolio of attractive nursing and assisted living facilities and a fully integrated rehabilitation company with internal and external customers. Together, our two companies will be able to leverage each of our individual strengths on a broader scale, which we believe will be advantageous as the post-acute care industry continues to evolve.

In accordance with the agreement, which was unanimously approved by the Sun board of directors, Genesis will purchase the outstanding shares of Sun’s common stock, resulting in a combined, privately held company following the merger.

PRIVILEGED COMMUNICATIONS

In terms of timing, a transaction of this nature takes several months to complete so we do not expect it to close until the fall. In the meantime, both organizations will be operating as separate companies while working together at the corporate level to plan a smooth transition for our residents, patients, employees and business associates.

The all-employee email that provided the information for this recorded message contains the official Press Release sent to media outlets and a Frequently Asked Questions document (for you and other employees to use to answer basic questions). For leaders who have employees without email addresses, you will be receiving an additional email with Talking Points and directions for their use. As is typically the case, we will be looking to you to use these resources to help cascade this communication to those not on the email system. While I recognize you are just hearing this information for the first time, I am counting on your leadership to help get this message out as quickly and consistently as possible.

I know my comments and the materials we are distributing may raise more questions than they answer; however, at this time, this is all of the information we are able to provide. Additional questions can be submitted to AskaQuestion@SunH.com.

For those of you feeling some anxiety about this announcement and wondering what is in store for you, please remember, this acquisition will result in the merger of two, very strong teams. We firmly believe the complimentary cultures and capabilities of these two organizations will be positive for our residents, shareholders and the overwhelming majority of our 28,000 employees.

PRIVILEGED COMMUNICATIONS

At this time, we don’t know what Genesis intends to do with the office buildings that Sun currently owns or leases. Genesis will be assessing their needs for operational and support staff locations. More information will be available as those decisions are made.

One thing we do know is Genesis has maintained their commitment to having the strongest team to manage the new combined organization and they do intend to go through a careful and deliberate assessment to determine which employees will be asked to stay.

While I know that this is a significant announcement, it’s important for us to remain focused on our primary responsibility as providers of quality healthcare – caring for our patients, residents and customers. We are committed to providing you with additional information over the coming months as we are able to do so. In the meantime, I thank you all, for everything you do, every day – it matters.

Be well.

Additional Information and Where to Find It

In connection with the proposed merger, Sun will file a proxy statement and other relevant documents concerning the Merger with the Securities and Exchange Commission (“SEC”). The definitive proxy statement will be mailed to stockholders of Sun. Investors and stockholders of Sun are urged to read

PRIVILEGED COMMUNICATIONS

the definitive proxy statement and other relevant documents when they become available because they will contain important information about the Merger. Copies of these documents (when they become available) may be obtained free of charge by making a request to Sun’s Investor Relations Department either in writing to Sun Healthcare Group, Inc., 101 Sun Avenue, N.E., Albuquerque, New Mexico 87109, or by telephone to (505) 468-2341. In addition, documents filed with the SEC by Sun may be obtained free of charge at the SEC’s website at www.sec.gov or by clicking on “SEC Filings” on Sun’s website at www.sunh.com.

Sun and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Sun’s stockholders in respect of the transaction. Information concerning the ownership of Sun’s securities by Sun’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information is also available in Sun’s proxy statement for its 2012 Annual Meeting of Stockholders filed with the SEC on April 30, 2012. Information regarding Sun’s directors, executive officers and other persons who may, under rules of the SEC, be considered participants in the solicitation of proxies in connection with the transaction, including their respective interests in the transaction by security holdings or otherwise, will be set forth in the definitive proxy statement concerning the transaction when it is filed with the SEC. Each of these documents is, or will be, available as described above.

PRIVILEGED COMMUNICATIONS